Exhibit 16.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080 Fax (248) 281-0940 30600 Telegraph Road, Suite 2175 Bingham Farms, MI 48025-4586 www.maddoxungar.com

November 12, 2008

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Pioneer Consulting Group, Inc. — SEC File No. 333-147634

Dear Ladies and Gentlemen:

We have read Item 4.01 on Form 8-K dated November 12, 2008 of Pioneer Consulting Group, Inc. and are in agreement with the statements about our firm. We have no basis to agree or disagree with other statements of the registrant contained in therein.

Yours truly,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC